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                                                                   EXHIBIT 10.26

                 ABA NET BRANCH WEB SITE DEVELOPMENT AGREEMENT


         This Affiliated Business Arrangement Net Branch Web Site Development Agreement ("Agreement") is made this 1st day of March, 2000, by and between BuildNet Financial Services, Inc., a North Carolina Corporation with its principal place of business located at 4813 Emperor Boulevard, Suite 130, Durham, North Carolina 27703 ("BuildNet") and mortgage.com, inc., a Florida corporation, with its principal place of business located at 1643 N. Harrison Parkway, Sunrise, FL 33323 ("MDC").

                                    RECITALS

         WHEREAS, MDC develops web sites for companies engaged in the mortgage origination business(the "MDC Site") on the Internet (example located at www.onlinecap.com) through which it or its clients offer residential mortgage services and products ("MDC Products"); and

         WHEREAS, MDC offers various programs which enable homebuilders to participate in the revenues associated with mortgage loan origination services. Such programs are generally known as Net Branch programs , but within the mortgage finance industry are commonly known as Affiliated Business Arrangement (as that term is defined in The Real Estate Settlement Procedures Act or RESPA) Programs ("ABA Programs").

         WHEREAS, BuildNet and MDC wish to establish a version of the MDC Site (the "ABA Site") through which users of the ABA Site (defined as customers of home builders or developers and hereafter known as "Consumers") would have the opportunity to purchase residential permanent mortgage products offered by MDC or the homebuilder.

                                    AGREEMENT

                  NOW, THEREFORE, MDC and BuildNet agree as follows:

1. PROMOTION OF ABA, TERM, EXCLUSIVITY, PRICING, SITE DEVELOPMENT, HOSTING, MAINTENANCE AND CUSTOMER SERVICE

         1.1.     ABA PROMOTION OF ABA PROGRAMS:

                  As more particularly set forth in Section 1.5, MDC grants to BuildNet the exclusive right to promote and market the MDC ABA Programs to homebuilders, as hereinafter defined, nationwide, for the term of this Agreement. MDC agrees to (i) provide training with respect to the content of the ABA Programs to BuildNet sales staff; (ii) maintain a sales force to answer questions and generally be available for joint sales calls with BuildNet sales staff during regular business hours. MDC shall not unreasonably withhold approval of any homebuilder presented to MDC by BuildNet to participate in the ABA Programs with MDC.

Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

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         1.2.     BUILDNET PARTICIPATION

                  Nothing contained in this Agreement shall limit the right of BuildNet to own one or more Net Branch Managers, (as that term is defined in the attached Standard MDC Net Branch Agreement), engaged by MDC pursuant to a Net Branch Agreement. A finalized Standard MDC Net Branch Agreement shall be attached hereto as Exhibit A (the "Net Branch Agreement") within sixty (60) days from the effective date of this Agreement.

         1.3.     PROMOTION/MARKETING

                  BuildNet shall use commercially reasonable efforts to develop and implement a sales staff to promote the MDC ABA Programs. BuildNet shall provide a detailed budget and marketing plan, attached as
         Schedule 1, (the "Schedule 1 Plan") outlining the commitment of BuildNet to effectuate a national sales effort to promote the sale of the ABA Programs. Notwithstanding the previous sentence, in the event the Schedule 1 Plan is not completed before signing the Agreement, it shall be provided to MDC for its written approval within sixty (60) days of the effective date hereof; in the event the Schedule 1 Plan is not approved by MDC, MDC shall give BuildNet thirty (30) days written notice of disapproval setting forth in reasonable detail the reasons for disapproval (the "MDC Objection"). In the event the Schedule 1 Plan is not amended by BuildNet in conformity with the Objection, either party shall have the right to terminate this Agreement upon thirty (30) days written notice of the date of the MDC Objection. Moreover, at any time during the Term, either party shall have the right to propose a reasonable modification to the Schedule 1 Plan and such modification may not be unreasonably denied by such other party. The Schedule 1 Plan shall include, but not be limited to, the following

                  a.       A marketing strategy overview; and

                  b. Completed marketing materials describing the three ABA Program models for distribution to the sales staff; and

                  c. Creation of a sales incentive program for the BuildNet sales force; and

                  d.       Scheduling of trade show exhibits for the year 2000;
                           and

                  e. Completed builder launch kit for each ABA Program model; and

                  f.       BuildNet sales staffing estimates.

         1.4.     TERM

                  The Term of this Agreement shall commence as of the date set forth above and end on the last day of the twenty-fourth (24th) calendar month following the month in which the ABA Site becomes active (the "Deployment Date") subject to renewal as follows: The Term shall automatically be extended for additional consecutive twelve month (12) renewal periods (each a "Renewal Term") unless, (i) either party provides written notice to the other party at least thirty (30) days prior to expiration of the Term, or



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         any renewal thereof, of its desire not to renew or (ii) at MDC's sole discretion if BuildNet fails to meet such performance criteria as set forth in Section 1.4(a), and 1.4(b) herein so long as MDC has not contributed in any way to BuildNet's failure to meet said performance criteria as further described in Section 1.4.3. Any reference herein to the "Term" shall include each Renewal Term. This Agreement may be terminated upon mutual agreement of the parties or upon a material breach by either party not cured within the time set forth in Section
         5.13 Notwithstanding termination of this Agreement by MDC for reasons other than for breach of contract, BuildNet shall be entitled to compensation at the rates provided herein (or in such Net Branch Agreements that may be executed pursuant to this Agreement and which may remain in place in spite of the termination of this Agreement) for all transactions, as hereinafter defined, in process.

                  a. During the first twelve months from the Deployment Date ("First Year"), BuildNet shall establish or have a signed letter of intent (LOI) with a minimum of [*] Net Branches between residential home builders and MDC using the attached Net Branch Agreement or LOI. In addition, MDC shall receive a minimum of [*], as hereinafter defined, in the First Year from any combination of Net Branches established by BuildNet under the terms of this Agreement. For purposes of this Agreement, the term [*].

                  b. During the thirteenth (13th) through the twenty-fourth (24th) month from the Deployment Date ("Second Year"), BuildNet shall establish or have a signed letter of intent (LOI) with a minimum of [*] Net Branches between residential home builders and MDC using the attached Net Branch Agreement or LOI. In addition, MDC shall receive a minimum of [*] in the Second Year from any combination of Net Branches established by BuildNet under the terms of this Agreement.

                  c. MDC recognizes that the commitments made in Sections 1.4(a) and 1.4(b), above are contingent upon not only BuildNet's performance under this Agreement, but also upon MDC's delivery of basic fulfillment products and services including, but not limited to customer services, web site accessibility, and competitive products and pricing.

                  d. Should this Agreement be terminated, MDC agrees that the obligations it has through any Net Branch Agreement shall remain in full force and effect for the term of said Net Branch Agreement. BuildNet shall have, after any termination, the sole discretion to select another provider of services similar to that of MDC for any Net Branch Agreements entered into hereunder. Upon implementation of such a provider, MDC's obligations to any Net Branch shall cease other than for outstanding loan and application commitments.


Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

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                           MDC shall provide reasonable assistance in
                           transitioning Net Branches to the new provider.


         1.5.     EXCLUSIVITY AND NON COMPETE.

                  a. Except as to existing clients of MDC as set forth on Exhibit B, BuildNet shall have the exclusive right to market, advertise and promote MDC's ABA Programs and MDC Products to Homebuilders, and, accordingly, for the term hereof, BuildNet will not market, advertise, promote or offer residential mortgage products of any mortgage lenders, other than those of MDC, to Homebuilders. Notwithstanding the foregoing, BuildNet may market, promote and advertise General Electric's mortgage products and services to any party including Homebuilders. Notwithstanding the foregoing, MDC clients listed on Exhibit B, who [*] in BuildNet after execution of this Agreement will automatically be removed from Exhibit B. Homebuilder is a natural person or legal entity licensed by all applicable federal, state and local government authority and whose principal business is to construct new homes for sale to the public in the United States.

                  b. In the event that a Homebuilder desires to purchase from MDC any residential mortgage services offered by MDC including but not limited to (i) mortgage banking services such as originating, processing, underwriting, closing, funding and selling loans, or
                           (ii) the development, marketing, sale and operating of Web Sites for consumers to obtain residential loans or (iii) the development, marketing, sale and operation of private label web sites or (iv) net branch operations, point of sale kiosks and rapid response centers or any other internet technology related services, which services are hereinafter collectively referred to as "Other Services" and in the event such Other Services are not available through the (i) the ABA Programs or (ii) a program jointly developed by BuildNet and MDC that in BuildNet's reasonable sole discretion meets the requirements of such Homebuilder, MDC may offer such services to any such Homebuilder notwithstanding the Exclusivity and Non Compete provisions set forth above.

                  c. For the term of this Agreement, MDC shall not enter into any agreements with any entity that is a competitor of BuildNet, as hereinafter defined (the "BuildNet Competitors"), to provide the ABA Programs or MDC Products.. BuildNet shall provide to MDC an initial list, which may be amended from time to time, of all BuildNet Competitors and such list shall be set forth on Exhibit C and made a part of this Agreement. Notwithstanding the foregoing, MDC shall use its best efforts to identify potential MDC clients, not on the list in Exhibit C, who may also be competitors of BuildNet and seek BuildNet approval before entering into an agreement with said client to provide the ABA Programs or MDC Products offered hereunder. For purposes of this Agreement, the term " BuildNet Competitor" shall mean (i) a Homebuilder that offers mortgage services to its clients, other than those excluded pursuant


Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

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                           to Section 1.5(a) and Exhibit B, or (ii) an entity
                           which offers back office administrative or transaction processing software for Homebuilders with the same or similar functionality as the proprietary software of BuildNet which includes, but is not limited to, purchase ordering, invoicing, scheduling and job costing in connection with the construction of homes, or (iii) any person or entity, which is not a Homebuilder, which over the previous three fiscal years has obtained more than 25% of its total mortgage revenues through leads generated from Homebuilders as demonstrated by audited or if unavailable, unaudited financial statements.

                  d. Notwithstanding anything contained herein to the contrary, nothing contained herein shall limit the right of MDC to enter into any agreement to provide any services or products, including the services and products offered hereunder to any person or entity, which is not a Homebuilder, which over the previous three fiscal years has obtained no more than 25% of its total mortgage revenues through leads generated from Homebuilders as demonstrated by audited or if unavailable, unaudited financial statements. In addition, MDC shall have the right to enter into an agreement with any party including a BuildNet Competitor relating solely to the sale of debt or equity securities of MDC.

         1.6.     MDC MORTGAGE PRODUCTS AND PRICING

                  MDC shall have the right to decide which residential mortgage products it will offer to Net Branches , and has sole discretion to approve or reject any credit applications it receives, and to determine the criteria on which these decisions will be based. MDC shall set the pricing and lender fees of the MDC Products on the ABA Site equal to those offered to MDC retail loan originators working in similar environments (e.g. located on the premises of a homebuilder or Realtor). Such pricing may be adjusted in writing by mutual agreement of the parties from time to time. Notwithstanding the foregoing, MDC agrees to cooperate and confer as may be reasonably requested by BuildNet regarding mortgage product selection.

         1.7.     MDC ABA SITE DEVELOPMENT, HOSTING AND MAINTENANCE

                  MDC shall create, host and maintain the ABA Site. The parties agree that the information and data contained on the ABA Site pages shall be physically located on a web server owned and/or operated by MDC. MDC agrees to host and maintain the ABA Site pursuant to the standards set forth in Exhibit D. MDC and BuildNet will confer and mutually agree on ABA Site page design, provided that such pages shall be consistent with the MDC Site design, navigation and look and feel. MDC shall incorporate some or all of BuildNet Materials, as well as any other text, graphics, animation, scripts or other materials deemed necessary or desirable by both parties. BuildNet may request that MDC modify the design of the ABA Site pages. MDC shall respond to such reasonable requests to improve, change or alter the ABA Site and provide time frames in which such requests will be completed. MDC shall not unreasonably reject any such request by BuildNet to modify the design of the ABA Site pages. Any additional customization of



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         the ABA Site, pursuant to a written work order signed by BuildNet, shall be billed to BuildNet by MDC at a rate of [*].

                  a. Site identification and workflow. The home page of the ABA Site shall reference BuildNet or the homebuilder as the provider of the site.

                  b. NET BRANCHES: During the application process, Consumers will be notified on the site and in writing that the lender for the ABA site is First Mortgage Network, a trade name used by MDC to conduct its mortgage business and the entity that has been selected to provide application, processing, underwriting and closing services for BuildNet Consumers. Customer service and loan processing for loan applications originated on the ABA Site shall be conducted under the name of First Mortgage Network. Phone calls fielded from the 800 number featured on the ABA Site shall be answered "BuildNet Financial, First Mortgage Network." Final closing documents, including but not limited to the Note and Deed of Trust, shall identify the lender as "mortgage.com, inc. dba First Mortgage Network." Consumers will be required to sign an Affiliated Business Arrangement disclosure as mandated by the Real Estate Settlement Procedures Act (RESPA) which indicates that the homebuilder will receive a financial benefit as a result of the Consumer using the Net Branch's services to obtain a mortgage. MDC reserves the right to modify the ABA Site identification and workflow described in this paragraph as may be required from time to time by state or federal licensing and regulatory requirements.

         1.8.     MAINTENANCE

                  Information maintained on the ABA Site pages shall be updated on a regular basis to reflect the changes in functionality exhibited on the MDC Site. The ABA Site shall contain functionality to originate prime credit loans (defined as conforming to either Fannie Mae/Freddie MAC, underwriting guidelines or jumbo or portfolio loans to non-agency guidelines), sub-prime credit loans (defined as not conforming to Fannie Mae or Federal Home Loan Mortgage Corporation underwriting guidelines) and home equity lines of credit. MDC shall update and maintain the ABA Site for all non-routine material modifications, including, but not limited to, upgrades, changes to underlying source code, web server maintenance, and debugging. BuildNet shall have the right to perform minor and routine weekly ABA Site maintenance. MDC shall train BuildNet personnel to perform such maintenance and MDC shall provide remote access to the ABA Site to allow BuildNet to perform such services.

         1.9.     CUSTOMER SERVICE & TECHNICAL SUPPORT INQUIRIES.

                  All customer service or technical support inquiries shall be directed to an email address and phone numbers specified by MDC, and MDC shall respond to all associated first-line customer service and technical support inquiries from Consumers. MDC shall provide such technical support at service levels in accordance with its standard policies and procedures, as set forth in Exhibit E, but shall provide support not less than an


Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.


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         amount that is commercially reasonable and customary in the industry.
         Both parties will assign content project managers to manage the development and maintenance, which results from the execution of this Agreement.

         1.10.    BUILDNET PERMISSIONS

                  BuildNet authorizes MDC to refer in MDC's advertising and promotion to the fact that the ABA Site was developed and hosted by MDC, provided that any such statement (a) does not include any trademarks, service marks, design marks, symbols and/or other indicia of origin of BuildNet other than the name of BuildNet except as provided in the BuildNet Materials herein; and (b) does not disparage BuildNet, its products, services or affiliates. Within sixty (60) days from the date of this Agreement, MDC shall shall transfer the domain name registration rights to the domain names, www.Bldnetfin.com and www.Buildnetfin.com to BuildNet and such addresses shall then be considered part of the BuildNet Materials. BuildNet hereby grants to MDC, its affiliates and agents the nonexclusive, nontransferable, non-assignable (except as provided in Section 5.1) right during the Term to use (i.e., to copy, transmit, distribute, display and perform both privately and publicly) BuildNet's name, the name of the BuildNet web sites (including www.BuildnetFinancial.com, www.BuildnetFinancial.org and www.BuildnetFinancial.net), and other related textual and graphic material that are provided by BuildNet to MDC for the express purpose of inclusion on any ABA Site. All use of the BuildNet Materials hereunder shall inure to the benefit of BuildNet and shall not create any rights, title or interest in them for MDC. No other use of BuildNet's names, trademarks, services marks, design marks, symbols and/or other indicia of origin will be made by MDC for any purpose without the prior written approval of BuildNet. As between MDC and BuildNet, BuildNet owns and shall continue to own, exclusively, all right, title and interest (including, without limitation, all rights provided under the law of copyright and trademark) in and to the BuildNet Materials and all names, trademarks, service marks, URL addresses, design marks, symbols and/or indicia of origin therein throughout the world and in perpetuity, subject to the permissions granted in this Agreement. MDC agrees that any use of the BuildNet Materials, by MDC shall be subject to review and approval in advance by BuildNet. BuildNet shall retain the right, in its sole discretion, to demand immediate modification, revision or cessation of the use of BuildNet Materials in the event that BuildNet determines that the BuildNet Materials are being used improperly. Without limiting the generality of the foregoing, MDC shall not use BuildNet Materials in a manner that BuildNet determines to be inappropriate or unacceptable.

2.       FEES

         2.1.     TRANSACTIONS

                  The fees payable to MDC by the Consumer for processing, underwriting and closing a mortgage loan transaction shall total [*], not including any third party fees, appraisal fees, or credit reporting fees. In addition, the Net Branch shall pay BuildNet a management fee. BuildNet shall then pay MDC a fee of [*] as a Membership Fee for the technology services provided pursuant to the Net Branch



Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.


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         Agreements, (i) MDC shall be responsible for any salary and commissions payable to Net Branch employees and (ii) the Net Branch Manager will retain any origination fee that it negotiates with a Consumer as part of its revenue, and the Net Branch Manager shall earn any Net Branch profits as more particularly described in the Net Branch Agreement in Exhibit A. Such fees may be amended from time to time as mutually agreed to in writing by both parties.

         2.2.     ABA SITE DEVELOPMENT AND FEE

                  BuildNet agrees to pay MDC a fee of [*] for the development of the ABA Site ("ABA Site Fee"). It is acknowledged by both parties that BuildNet has already paid (50%) of the ABA Site Fee payable and due hereunder. The ABA Site Fee shall cover the development of the initial ABA Site. Upon notification of the completion of the initial ABA Site, (as defined herein), the balance of the ABA Site Fee shall become due and payable. Each ABA Site developed for a new Net Branch ("Subsequent Sites") shall follow the same template as and be substantially similar to the initial ABA Site. For the purpose of this section "completion" shall mean development of the ABA Site by MDC which is sufficient for the conduct of business contemplated under this Agreement. The fee payable by BuildNet to MDC for evaluating and approving a new Net Branch and developing a Subsequent Site for that entity shall be [*] per site. Any material modifications requested in writing by BuildNet other than name and logo shall be billed by MDC to BuildNet at a rate of [*].

         2.3.     ABA SITE HOSTING FEE

                  BuildNet agrees that beginning with the first month following the Deployment Date of the initial ABA Site, it shall pay MDC a web site hosting fee ("Hosting Fee") in the sum of [*] for the Term hereof. There shall be no hosting fee for any Subsequent Site developed under the terms of this Agreement.

         2.4.     AUDITING

                  Either party shall have the right, at its expense, upon thirty
         (30) business days written notice and during the other party's normal business hours, to inspect and audit the site logs of the ABA Site or the directly relevant books and records of the other party for the purpose of verifying the performance, any reports, information or payments due under this Agreement. Any such audit shall be conducted by a firm of independent certified public accountants reasonably acceptable to the other party. In the event any shortfall in payment to either party is found which exceeds five percent (5%) of the total due under this Agreement for the reporting period audited, the party asserting such shortfall shall be reimbursed by the other party for the reasonable costs incurred while conducting such audit. plus all amounts then due plus interest at Prime.

         2.5.     REPORTING AND PAYMENTS

                  Within fifteen (15) days following the close of each calendar month during the Term, each party shall pay the other all amounts due for such previous month and shall



Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.


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         submit with payment a statement providing in reasonable detail the basis for such payment. BuildNet shall report to MDC, on a regular basis, regarding the progress of its online advertising campaign and promotional efforts.

         2.6.     TRACKING

                  MDC shall track all visitors to the co-branded sites using the unique URL associated with each site, as is currently done on all MDC sites. Additional levels of tracking can be accomplished using "sender codes", which are also currently in use on all MDC sites. MDC shall cooperate reasonably with BuildNet to identify feasible, lawful, available alternate means to identify users if the current methods used for this purpose do not reliably identify and track the source of consumer traffic to the sites. Notwithstanding the foregoing, MDC shall separately track and report all electronic mail leads generated by the BuildNet inquiry forms.

                  a. Within 30 days of execution of this Agreement, MDC shall provide for review and approval a detailed description of the tracking methodology and technology used under this Section. If deficiencies are found by BuildNet in the methodology and technology, MDC shall make reasonable efforts to correct the deficiencies and shall submit for BuildNet's review the corrective measures taken.

                  b. BuildNet shall have the right to periodically review on 15 days notice MDC's tracking methodology and technology. This review shall take place no more frequently than semi-annually or upon reasonable belief that the tracking technology or methodology is flawed or not functioning correctly.

                  c. MDC shall notify BuildNet of any change in the tracking methodology or technology used under this Section at least fifteen (15) business days before such change is made. BuildNet shall have the right of prior approval for any change that it reasonably believes shall impair the obligations of tracking under this Section.


3.       CONFIDENTIAL INFORMATION

         3.1.     DEFINITION

                  As used herein, "Confidential Information" shall mean all oral or written information, of whatever kind and in whatever form, relating to past, present or future products, software, research, development, inventions, processes, techniques, designs or other technical information and date, and marketing plans (including such information of third parties that a party hereto is obligated to hold as confidential), provided that such information has been reasonably identified as or could be reasonably considered to be proprietary or confidential, that either party (a) may have received prior to the date of this Agreement, whether directly from the other or indirectly from third parties, or (b) may receive hereunder from the other. The terms of this Agreement shall be deemed Confidential Information.



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         3.2.     OBLIGATION

                  Each party agrees that, with respect to its receipt of Confidential Information of the other party it shall:

                  a. use the same care and discretion to prevent disclosure of such Confidential Information as it uses with similar Confidential Information of its own that it does not desire to disclose but in no even with less than a reasonable degree of care;

                  b. accept such Confidential Information and use such Confidential Information only for the purposes permitted hereunder; and

                  c. restrict disclosure of Confidential Information solely to those of its employees and agents who have a need to know and are obligated not to disclose such Confidential Information to any third parties.

         3.3.     EXCEPTIONS

                  The restrictions of Section 3.2 shall not apply to information that:

                  a. is or hereafter becomes part of the public domain through no wrongful act, fault or negligence on the part of the recipient;

                  b. the recipient can reasonably demonstrate, is already in its possession and not subject to an existing agreement of confidentiality;

                  c. is received from a third party without restriction and without breach of this Agreement;

                  d. was independently developed by the recipient as evidenced by its records; or

                  e. recipient is required to disclose pursuant to a valid order of a court or other governmental body; provided, however, that the recipient shall first have given notice to the disclosing party and shall give the disclosing party a reasonable opportunity of at least 10 days to interpose an objection or obtain a protective order requiring that the confidential Information so disclosed be used only for the purposes for which the order was issued.

         3.4.     RETURN

                  All notes, data, reference manuals, sketches, drawings, memoranda, electronic media, records in any way incorporating or reflecting any Confidential Information of the disclosing party and all proprietary rights therein shall belong exclusivity to such disclosing party and the recipient agrees to return all copies of such materials to the disclosing party immediately upon request or upon termination or expiration of this Agreement.



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         3.5.     CONSUMER CREDIT INFORMATION

                  MDC hereby agrees that all information, excluding Social Security Numbers and credit reports, provided by Consumers who access a mortgage.com web site or similar mortgage.com services either from (i) a BuildNet owned or operated web site or (ii) a BuildNet software product, shall be the sole and exclusive property of BuildNet (the "BuildNet Consumer Information"). Without limiting the foregoing, "BuildNet Consumer Information" shall include both completed applications and incomplete applications and/or web site hit and use information. MDC agrees that it shall not use the BuildNet Consumer Information for any purpose, except as permitted in the limited license granted by this Section, or disclose such information to any third party. BuildNet agrees that it shall use the BuildNet Consumer Information only for purposes that are consistent with the BuildNet Privacy policy, as it may be amended from time to time in the sole discretion of BuildNet. BuildNet hereby grants to MDC a limited license to use the BuildNet Consumer Information for the sole purpose of performing its services under this Agreement. MDC shall supply BuildNet with the BuildNet Consumer Information on a monthly basis or more frequently as agreed to between the parties. Both parties agree to comply with all State and Federal laws governing the confidentiality of consumer credit information and to maintain confidentiality of this information. It is mutually agreed and understood that BuildNet under this Agreement is not a lender or engaged in any way in lending activities, and is solely promoting and advertising MDC's Products to Consumers. MDC will comply with all applicable Federal and State laws, including legal requirements for disclosures, notices and reporting.

4.       LIABILITY

         4.1.     PRODUCT RESPONSIBILITY

                  MDC and BuildNet acknowledge that neither advocates or endorses the purchase or the use of any of the products or services offered by the other through their respective World Wide Web sites or otherwise, nor do they guaranty the quality, fitness or results of any such products or their compliance with any law or regulation.

         4.2.     REPRESENTATIONS AND WARRANTIES OF MDC

                  MDC represents and warrants that: (a) MDC has the right to enter into this Agreement and to grant the rights and licenses granted herein; (b) the ABA Site and the reproduction, distribution, transmission, public performance and public display of the MDC Material in connection with the ABA Site do not and will not (i) invade the right of privacy or publicity of any third person, (ii) contain any libelous, obscene, indecent or otherwise unlawful material, or (iii) infringe any patent, copyright or trademark right in any jurisdiction, or (iv) contravene any other rights of any third person; (c) MDC has received no notice of such invasion, violation or infringement of rights; except that the representations and warranties in subsections
         (b) and (c) above shall not apply to User Content or Product

         Content. Instead, MDC agrees that it shall use commercially reasonable efforts to monitor and edit such User Content and Product Content and shall use commercially reasonable efforts to promptly remove any User Content and Product Content from the ABA Site which fails to conform with the warranties and representations in subjection (b) above. "User Content" means content uploaded by parties other than MDC; "Product Content" means content contained in products sold by parties other than MDC. MDC shall provide commercially reasonable customer service to consumers in connection with the BuildNet site, subject to the cure provisions set forth in Section 5.13.

         4.3.     REPRESENTATIONS AND WARRANTIES OF BUILDNET

                  BuildNet represents and warrants that: (a) BuildNet has the right to enter into this Agreement and to grant the rights and licenses granted herein; (b) the use of BuildNet Materials as permitted herein do not and will not (i) invade the right of privacy or publicity of any third person, (ii) contain any libelous, obscene, indecent or otherwise unlawful material, or (iii) infringe any patent, copyright or trademark right in any jurisdiction; or (iv) contravene any other rights of any third person; and (c) BuildNet has received no notice of such invasion, violation or infringement of rights.

         4.4.     BREACH OF REPRESENTATION, WARRANTY OR COVENANT AND
                  INDEMNIFICATION

                  Each party to this Agreement shall defend, indemnify and hold harmless the other party and each of its officers, directors, employees and agents (each, an "Indemnitee") against and in respect of any loss, debt, liability, damage, obligation, claim, demand, judgment or settlement of any nature or kind, known or unknown, liquidated or unliquidated, including without limitation all reasonable costs and expenses incurred (legal, accounting or otherwise) (collectively "Damages") arising out of, resulting from or based upon any claim, action or proceeding by any third party alleging facts or circumstances constituting a breach of the representations and warranties of this
         Section 4 made by such indemnifying party (the "Indemnifying Party").

         4.5.     PROCEDURES FOR INDEMNIFICATION

                  Whenever a claim shall arise for indemnification under this
         Section 4, the relevant Indemnities, as appropriate, shall promptly notify the Indemnifying Party and request the Indemnifying Party to defend the same. Failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability which the Indemnifying Party might have, except to the extent that such failure prejudices the Indemnifying Party's ability to defend such claim. The Indemnifying Party shall have the right to defend against such liability or assertion in which event the Indemnifying Party shall give written notice to the relevant Indemnities of acceptance of the defense of such claim and the identity of counsel selected by the Indemnifying Party. Such notice of the relevant Indemnities shall give the Indemnifying Party full authority to defend, adjust, compromise or settle such action, suit, proceeding or demand with respect to which such notice shall have been given, except to the extent that any compromise or settlement shall affect any rights of any Indemnitee, which settlement or compromise shall be subject to the prior approval of the Indemnitee. With respect to any defense accepted by the Indemnifying Party, the relevant Indemnities shall be entitled to participate with the Indemnifying Party in such defense if the action or claim requests equitable relief or other relief that could affect the rights of the Indemnity and also shall be entitled to employ separate counsel for such defense at such Indemnities expense. In the event the Indemnifying Party does not accept the defense of any indemnified claim as provided above, the relevant Indemnities shall have the right to employ counsel for such defense at the expense of the Indemnifying Party. Each party agrees to cooperate and to cause its employees and agents to cooperate with then other party in the defense of any such action and the relevant records of each party shall be available to the other party with respect to any such defense.

         4.6.     RISK ALLOCATION

                  NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY'S RIGHTS) FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND - INCLUDING LOST REVENUES OR PROFITS, LOSS OF BUSINESS OR LOSS OF DATA - ARISING OUT OF THIS AGREEMENT (INCLUDING WITHOUT LIMITATION AS A RESULT OF ANY BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT), REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.

         4.7.     ACKNOWLEDGEMENT OF NO WARRANTY

                  EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY WARRANTS THAT THEIR RESPECTIVE WEB SITES OR THE ABA SITE WILL PERFORM IN THE MANNER EXPECTED OR WITHOUT INTERRUPTION, ERROR OR DEFECT OR THAT ANY REVENUE TO EITHER PARTY WILL RESULT FROM THE ACTIVITIES CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTIES AGAINST INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS NOT SPECIFICALLY ENUMERATED.

         4.8.     LIMITATION OF LIABILITY

                  Each party's liability to the other party for any and all claims and damages incurred by such party relating to or arising out of the subject matter of this Agreement, whether in contract, tort, implied warranty, strict liability or other form of action, except for claims for violations of a party's intellectual property rights, and any right of indemnity provided herein, shall be limited to the greater of (x) the amounts paid by MDC to BuildNet pursuant to this Agreement for the preceding six (6) months or (y) one thousand dollars. BuildNet and MDC each acknowledge that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions associated with this Agreement. The warranty disclaimers and limitations in this Agreement are intended to limit the circumstances of liability. The remedy limitations, and the limitations of liability, are separately intended to limit the forms of relief available to the parties. The provisions of this Section 4.8 shall be enforceable independent and severable from any other enforceable or unenforceable provision of this Agreement.

5.       MISCELLANEOUS PROVISIONS

         5.1.     ASSIGNMENT AND CHANGE IN CONTROL

                  Except as otherwise provided herein, neither MDC nor BuildNet may assign this Agreement or any of its rights or delegate any of its duties under this Agreement without prior written consent of the other, which consent shall not be unreasonably withheld. . In the event of a Change in Control of either party , the other party has the right to terminate this Agreement upon thirty (30) days' notice from the date of the Change of Control . A "CHANGE OF CONTROL" means any: (a) sale of all or substantially all assets either party ; (b) merger, reorganization or consolidation pursuant to which the stockholders or successor of either party immediately prior to such merger, reorganization or consolidation: (i) hold less than 50% of the voting power of the surviving company following the merger, reorganization or consolidation, or (ii) in the event that the securities of an affiliated entity are issued to the stockholders in the transaction in exchange for their shares, hold less than 50% of the voting power of such affiliated entity.

         5.2.     COUNTERPARTS

                  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be deemed the same Agreement.

         5.3.     GOVERNING LAW

                  This Agreement, its interpretation, performance or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, internal, substantive laws in the State of North Carolina and the venue for any lawsuit, action or arbitration under this Agreement shall be the courts of Wake County, North Carolina. If either party employs attorneys to enforce any right arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, in arbitration, litigation, or otherwise.

         5.4.     HEADINGS

                  Section headings are for convenience only and are not a part of the Agreement.

         5.5.     INDEPENDENT CONTRACTORS

                  MDC and BuildNet are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture or agency relationship between MDC. Neither party has the authority to enter into agreements of any kind on behalf of the other party.

         5.6.     INTEGRATION

                  This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all previous agreements between BuildNet and MDC concerning the subject matter, and cannot be amended except by a writing signed by both parties.

         5.7.     NO RELIANCE

                  No party hereto has relied on any statement, representation or promise of any other party or with any other officer, agent, employee or attorney for the other party in executing this Agreement except as expressly stated herein.

         5.8.     NOTICE

                  All notices, demands and other communications hereunder shall be in writing or by written telecommunications, and shall be deemed to have been duly given: (i) if mailed by certified mail, postage prepaid, on the date five (5) days from the date of mailing, (ii) if delivered by overnight courier, when received by the addressee or (iii) if sent by confirmed telecommunication, one business day following receipt by the addressee at the following address:

         If to BuildNet:

              Barry Drayson
              Chairman
              BuildNet Financial Services, Inc.
              4813 Emperor Boulevard, Suite 103
              Durham, NC 27703

         With copy to:

              Mike Atwood
              President
              BuildNet, Inc.
              4813 Emperor Boulevard, Suite 103
              Durham, NC 27703

         If to MDC:

              Mr. John Hogan
              Senior Executive Vice President
              mortgage.com, inc.
              983 University Avenue, Building D
              Los Gatos, CA 95032

         With copy to:

              Mr. Michael Brenner
              General Counsel
              mortgage.com, inc.
              8751 Broward Boulevard, 5th Floor
              Plantation, FL 33324

         or such other address as either party may specify by notice given in writing.

         5.9.     PRESUMPTIONS

                  In resolving any dispute or construing any provision hereunder, there shall be no presumptions made or inferences drawn (i) because the attorneys for one of the parties drafted the agreement,
         (ii) because of the drafting history of the agreement; or (iii) because of the inclusion of a provision not contained in a prior draft, or the deletion of a provision contained in a prior draft.

         5.10.    SEVERABILITY

                  In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or enforceable in any respect, the remaining provisions shall remain in full force and effect.

         5.11.    SURVIVAL

                  The provisions of Section 3 and 4 shall survive termination or expiration of this Agreement.

         5.12.    WAIVER

                  No waiver of any breach or any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same of any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

         5.13.    RIGHT TO CURE

                  In the event either party desires to assert any remedies for breach of this Agreement, the party desiring to assert such remedies shall give the other party thirty (30) days written notice and an opportunity to cure within ten (10) business days.

         5.14.    PUBLICITY

                  a. Other than the rights granted in this Section, nothing in this Agreement shall be construed to grant any right or license to BuildNet in or to any content or other material supplied by MDC other than the right to use the content or material in the marketing, promotion and advertising of the ABA Site. BuildNet agrees that it will not, without the prior written consent of MDC in each instance: (i) use in advertising, publicity, press release or otherwise the name of MDC, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by MDC; or (ii) represent, directly or indirectly, that any product or any service provided by BuildNet has been approved or endorsed by MDC. Without in any way limiting the foregoing restrictions, BuildNet may: (i) disclose the existence of this Agreement for any purpose required by law or for the purposes of financial reporting or disclosure, including, without limitation, any disclosure or reporting that may be reasonably required to obtain equity financing; and (ii) list MDC as a business partner of BuildNet on BuildNet's internal and external customer lists.

                  b. Other than the rights granted in this Section or elsewhere in the Agreement, nothing in this Agreement shall be construed to grant any right or license to MDC in or to any content or other material supplied by BuildNet other than the right to use the content or material in the marketing, promotion and advertising of the ABA Site. MDC agrees that it will not, without the prior written consent of BuildNet in each instance: (i) use in advertising, publicity, press release or otherwise the name of BuildNet, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by BuildNet; or (ii) represent, directly or indirectly, that any product or any service provided by BuildNet has been approved or endorsed by BuildNet. Without in any way limiting the foregoing restrictions, MDC may: (i) disclose the existence of this Agreement for any purpose required by law or for the purposes of financial reporting or disclosure, including, without limitation, any disclosure or reporting that may be reasonably required to obtain equity financing; and (ii) list BuildNet as a business partner of BuildNet on BuildNet's internal and external customer lists.

         IN WITNESS WHEREOF, the parties hereto caused their duly authorized officers to execute this Agreement as of the date set forth above.

BuildNet Financial Services, Inc.


By: /s/ Barry Drayson
    ------------------------------------
Name: Barry Drayson
Title: Chairman



mortgage.com, inc.


By: /s/ Michael Brenner
    ------------------------------------
Name:  Michael Brenner
Title:  Executive Vice President

                      SCHEDULE 1 - BUILDNET MARKETING PLAN

                    EXHIBIT A - NET BRANCH MANAGER AGREEMENT

                             EXHIBIT B - MDC CLIENTS



[*]




Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

EXHIBIT C - BUILDNET COMPETITORS

o         [*]



Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

EXHIBIT D - WEB SITE HOSTING & MAINTENANCE STANDARDS

The following terms, when used in this Exhibit, shall have the following meanings:

"DOWN TIME" shall mean any time that any Web Site is not in a Fully Functional State for any reason or cause other than: (i) any force majeure events; (ii) the scheduled services outages set forth below in Section 2(a)(iv)(1) of this EXHIBIT D; and (iii) causes which are the fault of the builder or BuildNet.

"FULLY FUNCTIONAL STATE" shall mean that the Web Sites are: (i) available for access and use by the builder and/or Consumers.

"WEB SITE(S)" shall mean any Web Site created by MDC for a builder under the terms of an executed Net Branch Agreement, Co-Branded Web Site Agreement or Marketing Agreement.

MDC shall provide to BuildNet the following hosting services described below for the Web Sites (the "Hosting Services"):

1.       SUMMARY OF SERVICES

         MDC shall procure, provide, install and manage MDC owned Windows NT(R) web server(s) and all other equipment and telecommunications facilities unless otherwise agreed upon by the parties, on behalf of BuildNet at the MDC Service Center. This production server will house the Web Sites. MDC shall maintain sufficient server capacity and Internet connectivity throughout the Term to accommodate growth in user numbers and overall traffic levels to the Web Sites. MDC shall host and operate the Web Sites such that the users experience access times and time to retrieve full web pages that are substantially similar to the access times and time to retrieve full web pages by users visiting other sites hosted by MDC including, without limitation, www.mortgage.com.

2.       SERVICE MONITORING & MANAGEMENT

         (a) MDC will perform continuous monitoring and management of each Web Site to optimize availability of service. Included within the scope of Service Monitoring & Management is the proactive monitoring of the web servers and all service components of the MDC's firewall for trouble on a 7 day by 24 hour basis, and the expedient restoration of components when failures occur within the time period set forth in "Service Outages" below. MDC shall maintain redundancy in all key components such that service outages are less likely to occur due to individual component failures.

                  i.       Permissible Down Time

                           1. In any month during the term of this Agreement, the Web Sites shall be in a Fully Functional State for no less than ninety-ninety nine and one half percent (99.5%) of the time; and shall experience no more than one half percent (.5%) Down Time (the "Permissible Down Time"). Permissible Down Time shall include any scheduled maintenance.

                           2.       If, during any given month of this
                                    Agreement, the Web Sites fail to remain in a Fully Functional State in accordance with 2.i.1, above, then BuildNet shall be entitled and MDC shall remit to BuildNet the greater of (i) the monthly hosting fee paid by BuildNet for Web Site hosting divided by the number of days in the month or (ii) the monthly hosting fee broken down to an hourly basis times the number of hours that the system was down.

                           3. If the Web Sites remain down for three consecutive twenty four (24) hour period or five total twenty four (24) hour periods (based upon the total number of hours of down time) during any given month, then BuildNet shall be entitled to consider MDC in breach of its hosting requirements and may seek termination of the Agreement.

                  ii.      Service Hours

                           MDC's Service Center is staffed 24 hours a day, 7
                  days a week, to support BuildNet's needs and make all notifications to BuildNet required pursuant to this Exhibit D. Automated monitoring tools alert service personnel of problems on a 7 day by 24-hour basis.

                  iii.     Service Reliability

                           MDC protects all mission-critical equipment (e.g.,
                  routers, hubs, servers) in the MDC Service Center with Uninterruptable Power Supplies (UPS) which are covered by a service contract. Sufficient sparing levels are kept on-site for all key equipment components. In addition, MDC has implemented redundant servers for all key services, such as routing, DNS and email gateways.

                  iv.      Service Outages

                           1.       Scheduled

                                    MDC scheduled outages must be notified to BuildNet at least 24 hours in advance, and shall last no longer than one hour and shall be scheduled between the hours of 1:00 a.m. and 5:00 a.m., Eastern Time). MDC may request extensions of scheduled down time above one (1) hour and such approval by BuildNet may not be unreasonably withheld.

                           2.       Unscheduled

                                    Unscheduled outages are caused by loss of connectivity to the Internet, or by failure of a MDC service. In cases where a destination is not available, or unacceptable service is reported, MDC will attempt to determine the source of the problem and report its findings to BuildNet.

         (b) MDC will monitor "heartbeat" signals of all servers, routers and leased lines, and HTTP availability of the web server, by proactive probing at 30-second intervals 24 hours a day using HP Openview as well as HP ManageX or the equivalent. If a facility does not respond to a ping-like stimulus, it is immediately checked again. A second failure will trigger automatically a page to MDC's Service Center and selected engineers, as well as generating a log entry. The Service Center monitors this service 24 hours a day.

         (c) When the Customer Service Center receives a "down" signal, or otherwise has knowledge of a failure in the production server or the application hardware, MDC personnel will:

                  i. Confirm (or disconfirm) the outage by a direct check of the facility;

                  ii. If confirmed, take such action as may restore the service in one hour or less, or, if determined to be a telephone company problem, open a trouble ticket with the telephone company carrier;

                  iii. Notify the BuildNet Technical Administrator by telephone or voicemail according to predefined procedures that an outage has occurred, providing such details as may be available, including the MDC ticket number if appropriate and time of outage;

                  iv. Work the problems until resolution, escalating to management or to engineering as required;

                  v. Notify the BuildNet Technical Administrator of final resolution, along with any pertinent findings or action taken, and requests concurrence to close the ticket.

3.       BACK UPS

         a. Back-Up Administration provides for both the regular back-up of standard file systems, and the timely restoral of data from a BuildNet request due to a site failure.

                  i. Perform back-ups of file systems housed in the MDC Service Center at One Paragon Drive, Suite 240, Montvale, New Jersey;

                  ii.      Perform weekly full back-ups;

                  iii.     Perform daily incremental back-ups;

                  iv. Send back-up tapes to secured, off-site storage facilities with a 30 day rotation of tapes;

                  v.       Retain one back-up tape per month for one year ;

                  vi. Fulfill restoral requests as directed by BuildNet due to site failures. Restoral will be performed within the interval of 2 to 4 hours dependent on the urgency of the request, and the agreed upon location of the desired tape.

                  vii. If the hosting server or location is expected to be down for more than 24 hours, the MDC will immediately transfer appropriate back-up data and re-establish all hosting operations in an appropriately functioning secondary server or location.

4.       SECURITY

         a.       Monitoring

                  i.       MDC will

                           1. Limit physical and electronic access to web servers ;

                           2. Review security notifications and alerts relevant to the hosting platform (e.g., vendor notifications of bugs, attacks, patches), and apply as appropriate to maintain the highest level of defense; and

         b.       Breaches

                  i. In the event of an attack or threatened or suspected breach of security against the Web Sites, MDC will take whatever reasonable steps that are necessary to halt such action, including taking the affected Web Sites down. Down time due to external attacks shall not count against "permissible down time". MDC will immediately contact BuildNet's authorized contact to discuss what measure to take. However, if time is critical, action may be required before the contact can be reached. MDC's actions will include:

                           1.       Confirm the threat;

                           2.       Deny access from the source of the attack;

                           3. Investigate the extent of the damage, if any;

                           4. Back-up the affected systems and those suspected to be affected;

                           5. Strengthen defenses everywhere, not just the suspected path that the attacker used;

                           6. Contact the ISP where the threat or attack originated and/or law enforcement to work with MDC's security team;

                           7. Contact builder and BuildNet to inform them of the breach;

                           8. Produce an Incident Report within 24 hours detailing MDC's findings and distribute the report to the client(s) affected; and

                           9. Re-instate the denial of access after a set time period, but continue to monitor traffic from that source until risk of further attacks is deemed to be minimized.

                  ii. BuildNet shall have the right to audit MDC security procedures and actions taken as a result of a breach of security. Such audit shall include review and post-mortem analysis of MDC security precautions taken as a result of the breach and on-site review if necessary. BuildNet shall bear the costs associated with any such security audit, except for routine copying and postage as necessary for MDC to provide the Incident Report and accompanying data on the breach to BuildNet.

                      EXHIBIT E - CUSTOMER SERVICE STANDARD

The professionals at mortgage.com firmly believe in making you, our customer, a top priority. As a valued customer, you have certain rights. Showing our respect for your rights in all we do, mortgage.com ensures:

                   At mortgage.com, you can always count on your personal mortgage consultant for fast, friendly service. You have the right to receive a prompt response to your inquiry within 4 hours of your initial contact. You can also expect same-day credit approvals ... simply submit your application to us by 5:00 PM no matter where you are in the country!

                   You have the right to privacy and confidentiality. When you complete your loan application, your personal information is protected using the latest encryption technology.

                   We respect your time. Provided that you allow us to use one of our preferred service providers, we can guarantee your right to close on or before your desired closing date, as agreed to at the time you applied. Just be sure to return all required documentation to us in a timely manner.

                   You have the right to expect that your closing costs will not exceed those disclosed to you in your Good Faith Estimate, again, provided that you select one of our preferred service providers. PLEASE NOTE: THIS does not apply to prepaid amounts for taxes, insurance, and mortgage insurance.


Should mortgage.com's personal consultants fall to meet any of these commitments, as outlined above, we will send you a check for $300.00 once you close with us.